EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 TELESCAN, INC.


      TELESCAN, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify:

      1. In accordance with Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation, and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation, as amended, be and it hereby is amended to read in its entirety as follows:

            "The total number of shares of all classes of stock which the corporation is authorized to issue is forty million (40,000,000) shares, consisting of thirty million (30,000,000) shares of common stock with a par value of $.01 each share, and ten million (10,000,000) shares of preferred stock with a par value of $.01 each share. The holders of preferred stock shall have such rights, preferences, and privileges as may be determined, prior to the issuance of such shares, by the board of directors."

      3. That, thereafter, the holders of the necessary number of shares of capital stock of the corporation approved the adoption of the foregoing amendment at a special meeting of the stockholders of the Corporation.

      4. That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
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      IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of Restated Certificate of Incorporation to be executed by Roger C. Wadsworth, its duly authorized Senior Vice President, this 25th day of May, 1999.


                                          /S/ ROGER C. WADSWORTH
                                          -----------------------
                                          Roger C. Wadsworth
                                          Senior Vice President

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